Contacts: Carol K. Nelson, CEO	CORPORATE INVESTOR RELATIONS
Lars Johnson, CFO	www.stockvalues.com
425.339.5500	206.762.0993
www.cascadebank.com
NEWS RELEASE

CASCADE FINANCIAL APPROVES NEW STOCK REPURCHASE PROGRAM

Everett, WA - May 25, 2006 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today announced that its Board of Directors has authorized the repurchase of up to 375,000 shares of its common stock, representing approximately 3% of outstanding shares. Under the plan, which runs through May 31, 2007, shares may be repurchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

“Share repurchases represent an efficient way to manage capital, and we believe our shares offer an excellent value,” said Carol K. Nelson, President and CEO. “Our cash dividends and repurchase program also reflect our confidence in the long-term value of our franchise and the strength of our strategic plan.”

About Cascade Financial
Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 19 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.

In August 2005, US Banker magazine ranked Cascade #67 out of the Top Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on three-year average return on equity. The same publication has named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking. In January 2006, Washington CEO magazine named Nelson a CEO of Influence.

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Note: Transmitted on Business Wire on May 25, 2006 at 5:12 p.m. PDT.